UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 8, 2005

Corinthian Colleges, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-25283	33-0717312
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California		92707
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(714) 427-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01. Regulation FD Disclosure.

On March 2, 2005, Corinthian Colleges, Inc., (the "Company") became aware of a complaint entitled Alan Alvarez et al. v. Rhodes Colleges, Inc., Corinthian Colleges, Inc., and Florida Metropolitan University, Inc., filed in the Circuit Court of the Thirteenth Judicial Circuit of the State of Florida on behalf of Mr. Alvarez and approximately 80 other current or former students at various campuses of the Company’s Florida Metropolitan University ("FMU") division. The Plaintiffs allege that FMU failed to disclose that it is not accredited by the Commission on Colleges of the Southern Association of Colleges and Schools and made material misrepresentations with respect to the transferability of FMU credits to other institutions. The Plaintiffs seek recovery of compensatory damages and attorneys fees under Florida’s Deceptive and Unfair Trade Practices Act.

As disclosed in the Company’s public filings, FMU is accredited by the Accrediting Council for Independent Colleges and Schools ("ACICS"), an accrediting agency recognized by the United States Department of Education as a national accrediting body. ACICS accredits institutions of higher education offering programs of study through the master’s degree level. Accreditation information is disclosed to every student in a student disclosure form and in the catalog received upon enrollment. Additionally, every student is informed upon enrollment that transfers of credit are always at the discretion of the receiving institution, and that FMU cannot, therefore, make any predictions or guarantees about whether credits will be transferable to another institution.

Additionally, the written enrollment agreement between FMU and virtually all FMU students enrolled during the last several years provides that all disputes will be resolved through binding arbitration instead of litigation. Accordingly, the Company currently intends to seek to compel the plaintiffs to submit their claims to binding arbitration. The Company believes the complaint is entirely without merit and will vigorously defend itself, Rhodes Colleges, Inc., and FMU against these allegations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corinthian Colleges, Inc.

March 8, 2005	By:	Stan A. Mortensen

Name: Stan A. Mortensen
Title: Senior Vice President and General Counsel